Exhibit 99.1

January 18, 2012	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Lewis
918-561-5325

ONEOK Announces 9-percent Quarterly Dividend Increase

Payout Higher Than Previous Guidance

    TULSA, Okla. – Jan. 18, 2012 – The board of directors of ONEOK, Inc. (NYSE: OKE) today increased the quarterly dividend to 61 cents per share of common stock from 56 cents per share, a 5-cent-per-share, or 9-percent, increase, effective for the fourth quarter 2011, payable Feb. 14, 2012, to shareholders of record at the close of business Jan. 31, 2012.

    “This latest dividend increase is higher than the guidance increase of 4 cents per share that we provided in September 2011 and reflects the continued strong performance in our ONEOK Partners segment, which has resulted in increased distributions to ONEOK from the partnership,” said John W. Gibson, ONEOK chairman and chief executive officer. “These distributions, combined with strong cash flow from our natural gas distribution segment, enable us to continue providing value to our shareholders in the form of higher dividends.”

    ONEOK indicated in September 2011 that it expects to increase its dividend 50 percent by 2014 and affirmed a long-term dividend payout target of 60 percent to 70 percent of recurring earnings, subject to board of directors' approval. ONEOK announced today it is considering increasing its July 2012 dividend above the 4-cent-increase it provided in September 2011.

    Since January 2006, the company has increased the dividend 13 times, representing a 118-percent increase during that period.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

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ONEOK Announces 9-Percent Quarterly Dividend Increase

January 18, 2012

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance and level of dividends. These forward-looking statements are made in reliance on the safe-harbor protections provided under the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “potential,” “scheduled,” and other words and terms of similar meaning.

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